Exhibit 10.24

SECOND AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Second Amendment”), is made and entered into as of June 26, 2008 (the “Amendment Date”), between Kayak Software Corporation, a Delaware corporation (the “Company”), an( Daniel Stephen Hafner, an individual (the “Executive”). This Second Amendment shall be effective on and as of the date hereof.

WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement, dated as of March 2, 2004 and the First Amendment thereto dated as of March 1, 2007 (together and as may be amended from time to time, the “Agreement”);

WHEREAS, the Company and the Employee desire to amend certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, and intending to be legally bound, the parties hereby agree as follows:

1. Amendment of Section 3.2 of the Agreement. The Agreement is hereby amended by deleting the text that presently appears in Section 3.2 thereof in its entirety an inserting in lieu thereof the following:

“Bonus. (a) ‘The Executive shall be eligible to receive an annual bonus of up to 200% of the Executive’s Base Salary, payable at the Executive’s sole discretion either in cash or in the form of an applicable number of shares of Common Stock as determined in accordance with the following sentence (the “Bonus”). The number of shares of Common Stock to which the Executive shall be entitled with respect to any Bonus shall be equal to the number obtained by (a) multiplying the aggregate amount of Base Salary earned by the Executive during such year by two (2) and (b) dividing the product thereof by the per share fair market value of one share of the Company’s Common Stock as of the date of issuance of the Bonus, as determined in good faith by the Board of Directors and (c) multiplying the quotient obtained from clauses (a) and (b) by the percentage of the potential full Bonus actually awarded by the Company. The Bonus shall be issued or paid as promptly as reasonably practicable after the end of each calendar year, pursuant to, and shall be subject to the terms and restrictions of, the Company’s bonus plan and as applicable, the Amended and Restated 2005 Equity Incentive Plan, as may be amended from time to time. In order to be eligible to receive a Bonus with respect to any calendar year, the Executive must be employed by the Company as of December 31 of such year; provided, however, that if, prior to the date of actual issuance or payment of any Bonus with respect to a calendar year, the Executive’s employment is terminated for Cause (as defined below), then the Company shall not be obligated to issue, or pay, such Bonus to the Executive and all rights of the Executive to such Bonus shall be thereby forfeited.”

2. Miscellaneous. Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in each of the Agreement are hereby ratified and confirmed and shall remain in full force and effect. Capitalized terms used herein without definition shall have the respective meanings for such terms set forth in the Agreement. This Second Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. In making proof of this Second Amendment, it shall not be necessary to produce or account for more than one such counterpart.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment to Executive Employment Agreement as of the Amendment Date.

KAYAK SOFTWARE CORPORATION

By:	/s/ Paul M. English
Name: Paul M. English Title: CTO

/s/ Daniel Stephen Hafner
Daniel Stephen Hafner